Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of ArcelorMittal for the registration of senior debt securities, subordinated debt securities, ordinary shares and rights to purchase ordinary shares and to the incorporation by reference therein of our reports dated February 28, 2024, with respect to the consolidated financial statements of ArcelorMittal and its subsidiaries and the effectiveness of internal control over financial reporting of ArcelorMittal and its subsidiaries, included in its Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Société anonyme
Cabinet de révision agréé

Luxembourg, Grand Duchy of Luxembourg
April 8, 2024